Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan and the CARBO Ceramics Inc. Savings and Profit Sharing Plan of CARBO Ceramics Inc. of our reports dated February 28, 2017, with respect to the consolidated financial statements of CARBO Ceramics Inc. and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
August 1, 2017